EXHIBIT NO. 99.(h) 8

MFS VARIABLE INSURANCE TRUST III

111 Huntington Avenue

Boston, Massachusetts 02199

December 7, 2012

MFS Service Center, Inc

111 Huntington Avenue

Boston, Massachusetts 02199

Shareholder Servicing Agent Agreement

Dear Sir:

MFS Variable Insurance Trust III which is a Delaware business trust (referred to as the “Fund”), is an open-end registered investment company. The Fund has selected you to act as its Shareholder Servicing Agent and you hereby agree to act as such Agent and to perform the duties and functions thereof in the manner and on the conditions hereinafter set forth. Accordingly, the Fund hereby agrees with you as follows:

1.     The Facility.  You represent that you have the necessary computer equipment, software and other office equipment (“Facility”) adequate to perform the services contemplated hereby for the Fund as well as for other investment companies (such investment companies, together with the Fund, are herein collectively referred to as the “MFS Funds”) for which Massachusetts Financial Services Company (“MFS”) acts as investment adviser.  The Facility is presently located at 100 Hancock Street, Quincy, Massachusetts, and is to be dedicated solely to the performance of services for the MFS Funds, provided that the Facility may be utilized to perform services for others with the permission of the MFS Funds.

2.     Name.  Unless otherwise directed in writing by MFS, (i) you shall perform the services contemplated hereby under the name “MFS Service Center, Inc.” (“MFSC”), which name and any similar names and any logos of which shall remain the property and under the control of MFS, and upon termination of this Agreement, and (ii) you shall cease to use such name or any similar name within a reasonable period of time.

3.     Services to be Performed.  As Shareholder Servicing Agent (“Agent”), you shall be responsible for administering and performing transfer and dividend and distribution disbursing functions in connection with the issuance, transfer and redemption of shares of beneficial interest (“Shares”).  The details of the operating standards and procedures to be followed by you shall be determined from time to time by agreement between you and the Fund.

Without limiting its duties as set forth above, you agree to use your commercially reasonable efforts to implement any short-term trading fees, exchange limitations and any other restrictions intended to limit or prevent late trading, market timing or excessive or short-term trading in the Fund that the Board of Trustees may adopt.  The Fund agrees to discuss with you the technical feasibility and related expenses of any such restrictions prior to their adoption.  You and the Board of Trustees shall review from time to time appropriate procedures that should be implemented by the Fund’s service providers to monitor for and to seek to prevent late trading and seek to limit or prevent market timing or excessive trading.  You shall implement and shall cooperate with other service providers in implementing such policies and procedures.  You shall also cooperate with and take such measures as the Board of Trustees may reasonably request to monitor the adherence by financial intermediaries which have entered into omnibus account or network arrangements with the Fund’s policies and procedures regarding late trading, market timing or excessive trading and the implementation of any short-term trading fees, exchange limitations and any other restrictions intended to prevent excessive or short-term trading in the Fund.

In carrying out its responsibilities under this Section 3, MFSC agrees to coordinate with such fund trade monitoring or similar groups or committees established from time to time by Massachusetts Financial Services Company (“MFS”), the sponsor, investment adviser and administrator of the Funds and the parent of MFSC.  MFS has established a Fund Trade Monitoring Committee (“FTM Committee”) and a Fund Trade Monitoring Group (“FTM Group”).  The FTM Group searches for potential violations of any limitations on exchanges established from time to time and for potential market timing and late trading activity.  The FTM Committee supervises the activities of the FTM Group.  The procedures that are in effect are attached as Annex A hereto; Annex A shall be updated to reflect such procedures as in effect from time to time.  MFSC shall make such periodic reports to the Board of Trustees (or a committee thereof) as reasonably requested from time to time.

MFSC agrees to implement, maintain and comply in all material respects with policies and procedures (collectively, the “Information Security and Privacy Policies”) reasonably designed to address the requirements of applicable state and federal laws and regulations regarding the security, protection and confidentiality of records and data of the MFS Funds that contain personal information (“PI”) to which MFSC is given access, including Massachusetts General Law, ch. 93H and the regulations thereunder.  MFSC agrees that the Information Security and Privacy Policies shall address: (i) administrative, technical, and physical safeguards for the protection of records and data that contain PI; (ii) detection of unauthorized access to or use of PI for unauthorized purposes; and (iii) the proper destruction of such records and data so that the information contained therein cannot be practicably read or reconstructed.  MFSC shall provide such reports to the MFS Funds Board of Trustees or a committee thereof as may be required by the Information Security and Privacy Policies or otherwise reasonably requested.

4.     Standard of Service.  As Agent for the Fund, you agree to provide service equal to or better than that provided by you or others furnishing shareholder services to other open-end investment companies (“Standard”) at a fee comparable to the fee paid you for your services hereunder.  The Standard shall include at least the following:

(a)                        Prompt reconciliation of any differences as to the number of outstanding shares between various Facility records or between Facility records and records of the Fund’s custodian;

(b)                        Prompt processing of shareholder correspondence and of other matters requiring action by you;

(c)                         Prompt clearance of any daily volume backlog;

(d)                        Providing innovative services and technological improvements;

(e)                         Meeting the requirements of any governmental authority having jurisdiction over you or the Fund; and

(f)                          Prompt reconciliation of all bank accounts under your control belonging to the Fund or MFS.

If any MFS Fund serviced by you is reasonably of the view that the service provided by you does not meet the Standard, it shall give you written notice specifying the particulars, and you then shall have 120 days in which to restore the service so that it meets the Standard, except that such period shall be 180 days with respect to meeting that portion of the Standard described above in item (d) of this paragraph 4.  If at the end of such period the Fund remains reasonably of the view that the service provided by you, in the particulars specified, does not meet the Standard, then the MFS Fund or Funds having a majority of the accounts for which you are then Agent may, by appropriate action (including the concurrence of a majority of the Trustees of such MFS Fund or Funds, who are not interested persons of MFS), elect to terminate this Agreement for cause as to all such Funds upon 90 days notice to you.  Upon termination hereof, the Fund shall pay you such compensation as may be due to you as of the date of such termination, and shall likewise reimburse you for any costs, expenses, and disbursements reasonably incurred by you to such date in the performance of your duties hereunder.

5.     Purchase of Facility.  In the event that you have given notice of termination of this Agreement pursuant to the provisions of paragraph 14 hereof, or for cause as provided in paragraph 4 hereof, the MFS Funds shall have the right, but shall not be required (a) to purchase the Facility and assume the unexpired portion of any leases of equipment or real estate relating to the Facility from you at a price equal to your estimated unrecovered acquisition value (as supported by the schedules and records used in determining monthly billings) of the machinery, equipment, software, furniture, fixtures and leasehold improvements included in the Facility, and (b ) to negotiate with persons then employed by you in the operation of the Facility and to hire all of them in connection with the purchase of the Facility from you by the MFS Funds.  You agree to release each such employee from any contractual obligations such persons may have to you that may interfere with such person’s being hired at such time by the MFS Funds and agree not to interfere with the negotiation and hiring of any such persons at any such time.  In the event that the MFS Funds have given notice of termination of this Agreement pursuant to the provisions of paragraph 14 hereof, for reasons other than cause as defined in paragraph 4 hereof, the MFS Funds shall purchase the Facility under the terms and conditions set forth in subsections (a) and (b) of this paragraph 5.

You shall effect the transfer of the Facility pursuant to this paragraph 5 upon the termination date specified in the notice, or at such other time as shall be agreed upon by the parties hereto.

6.     Rights in Data and Confidentiality.  You agree that all records, data, files, input materials, reports, forms and other data received, computed or stored in the performance of this Agreement are the exclusive property of the Fund and that all such records and other data shall be furnished without additional charge, except for actual processing costs, to the Fund in machine readable as well as printed form immediately upon termination of this Agreement or at the Fund’s request.  You shall safeguard and maintain the confidentiality of the Fund’s data and information supplied to you by the Fund and you shall not transfer or disclose the Fund’s data to any third party without the Fund’s prior written consent unless compelled to do so by order of a court or regulatory authority.

7.     Fees.  The fee per Fund shareholder account for your services hereunder shall not be in excess of such amount as shall be agreed in writing between us.  Such fee shall be calculated daily and paid monthly based upon the average daily net assets of the Fund or any series thereof, at a rate as approved by the Trustees of the Fund from time to time.  Such fee shall be subject to review at least annually and fixed by the parties in good faith negotiation on the basis of a statement of the expenses of the Facility prepared by you, which either you or the Fund may require to be certified by a major accounting firm acceptable to the parties.  The party or parties requesting such certification shall bear all expenses thereof.  In addition to the foregoing fee, you will be reimbursed by the Fund for out-of-pocket expenses reasonably incurred by you on behalf of the Fund, including but not limited to expenses for stationery (including business forms and checks), postage, telephone and telegraph line and toll charges, and premiums for negotiable instrument insurance and similar items.  Subject to such oversight and authorization as the Board of Trustees deems appropriate, the Funds shall bear such sub-accounting and networking fees as agreed to from time to time with MFSC.

8.     Record Keeping.  You will maintain records in a form acceptable to the Fund and in compliance with the rules and regulations of the Securities and Exchange

Commission, including but not limited to records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules thereunder, which at all times will be the property of the Fund and will be available for inspection and use by the Fund.

9.     Duty of Care and Indemnification.  You will at all times act in good faith in performing your duties hereunder.  You will not be liable or responsible for delays or errors by reason of circumstances beyond your control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown beyond your control, flood or catastrophe, acts of God, insurrection, war, riots or failure beyond your control of transportation, communication or power supply.  The Fund will indemnify you against and hold you harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from your bad faith or negligence, and arising out of, or in connection with, your duties on behalf of the Fund hereunder.  In addition, the Fund will indemnify you against and hold you harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit as a result of your acting in accordance with any instructions reasonably believed by you to have been executed or orally communicated by any person duly authorized by the Fund or its Principal Underwriter, or as a result of acting in accordance with written or oral advice reasonably believed by you to have been given by counsel for the Fund, or as a result of acting in accordance with any instrument or share certificate reasonably believed by you to have been genuine and signed, countersigned or executed by any person or persons authorized to sign, countersign or execute the same (unless contributed to by your gross negligence or bad faith).  In any case in which the Fund may be asked to indemnify you or hold you harmless, the Fund shall be advised of all pertinent facts concerning the situation in question and you will use reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Fund.  The Fund shall have the option to defend you against any claim which may be the subject of this indemnification, and in the event that the Fund so elects such defense shall be conducted by counsel chosen by the Fund and satisfactory to you and it will so notify you, and thereupon the Fund shall take over complete defense of the claim and you shall sustain no further legal or other expenses in such situation for which you seek indemnification under this paragraph, except the expense of any additional counsel retained by you.  You will in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify you except with the Fund’s prior written consent.  The obligations of the parties hereto under this paragraph shall survive the termination of this Agreement.

If any officer of the Fund shall no longer be vested with authority to sign for the Fund, written notice thereof shall forthwith be given to you by the Fund and until receipt of such notice by it, you shall be fully indemnified and held harmless by the Fund in recognizing and acting upon certificates or other instruments bearing the signatures or facsimile signatures of such officer.

10.  Insurance.  You will notify the Fund should any of your insurance coverage be changed for any reason, such notification to include the date of change and reason or reasons therefore.

11.  Notices.  All notices or other communications hereunder shall be in writing and shall be deemed sufficient if delivered to either party at the addresses set forth in this Agreement, or at such other addresses as the parties hereto may designate by notice to each other.

12.  Further Assurances.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

13.  Use of a Sub- or Co-Transfer Agent.  Notwithstanding any other provision of this Agreement, it is expressly understood and agreed that you are authorized in the performance of your duties hereunder to employ, from time to time, one or more Sub-Transfer Agents and/or Co-Transfer Agents.

14.  Termination.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing, which, except in the case of termination, shall be signed by the party against which enforcement of such change, waiver or discharge is sought.  Except as otherwise provided in paragraph 4 hereof, this Agreement shall continue indefinitely until terminated by 90 days’ written notice given by the Fund to you or by you to the Fund.  Upon termination hereof, the Fund shall pay you such compensation as may be due to you as of the date of such termination, and shall likewise reimburse you for any costs, expenses, and disbursements reasonably incurred by you to such date in the performance of your duties hereunder.  You agree to cooperate with the Fund and provide all necessary assistance in effectuating an orderly transition upon termination of this Agreement.

15.  Successor.  In the event that in connection with termination a successor to any of your duties or responsibilities hereunder is designated by the Fund by written notice to you, you will, promptly upon such termination and at the expense of the Fund, transfer to such successor a certified list of the shareholders of the Fund (with name, address and tax identification or Social Security number), an historical record of the account of each shareholder and the status thereof, and all other relevant books, records, correspondence, and other data established or maintained by you under this Agreement in form reasonably acceptable to the Fund (if such form differs from the form in which you have maintained the same, the Fund shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from your cognizant personnel in the establishment of books, records and other data by such successor.

16.  Miscellaneous.  This Agreement shall be construed and enforced in accordance with and governed by the laws of The Commonwealth of Massachusetts.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  This

Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same.  A copy of the Fund’s Declaration of Trust is on file with the Secretary of State of The State of Delaware.  The obligations of or arising out of this Agreement are not binding upon any of the Fund’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Fund in accordance with its proportionate interest hereunder.  If this Agreement is executed by the Fund on behalf of one or more series of the Fund, you further acknowledge that the assets and liabilities of each series of the Fund are separate and distinct and that the obligations of or arising out of this Agreement are binding solely upon the assets and property of the series on whose behalf the Fund has executed this Agreement.  If the Fund has executed this Agreement on behalf of more than one series of the Fund, you also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and you agree not to proceed against any series for the obligations of another series.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES TO FOLLOW]

Very truly yours,

MFS VARIABLE INSURANCE TRUST III

By:	SUSAN S. NEWTON
Susan S. Newton as officer
and not individually

The foregoing is hereby accepted as of the date thereof

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	ROBERT J. MANNING
Robert J. Manning
President

MFS SERVICE CENTER, INC

By:	MAUREEN LEARY-JAGO
Maureen Leary-Jago
President

Annex A

MFS Fund Trade Monitoring Procedures

TABLE OF CONTENTS

A. MONITORING AND ENFORCEMENT PROCEDURES
1. Nature of Fund Trading Policies
2. Monitoring for Compliance with Fund Trading Policies
3. Enforcement of Fund Trading Policies
4. Recordkeeping and Reporting
5. Monitoring and Enforcement Limitations

B. RECORDKEEPING AND ONGOING REVIEW
1. Record keeping
2. Ongoing Review of Appropriateness of Procedures

C. APPENDICES
Appendix A —Enforcement Actions

MFS Fund Trade Monitoring Procedures

The MFS Fund Trade Monitoring Committee (“Committee”) has adopted these Procedures which are designed to address trade monitoring and enforcement functions performed by MFS on behalf of open-end funds sponsored by MFS or one of its controlled affiliates (the “Funds”).  Pursuant to these Procedures, MFS seeks to monitor and enforce Fund policies concerning: (i) excessive shareholder trading of Fund shares; (ii) redemption fees imposed on exchange and redemption transactions by certain Funds;  (iii) late trading in Fund shares (collectively referred to as “Fund Trading Policies”); and such other activities as deemed necessary by the Committee.

A. MONITORING AND ENFORCEMENT PROCEDURES

1.              Nature of Fund Trading Policies.

The Funds have, and from time to time will change, their Fund Trading Policies.  As noted earlier, these Fund Trading Policies are designed to limit or prevent excessive shareholder trading in Fund shares and late trading, and certain Funds have adopted redemption fees.  Certain Funds have adopted defined limitations on the frequency and dollar amount of permitted exchanges over a certain time period (“Specific Limitation Policies”) while reserving the right to reject, restrict or cancel any purchase or exchange request that is, or may be considered, harmful to the best interests of Fund shareholders (“General Limitation Policies”), while other Funds have not adopted Specific Limitation Policies but have adopted General Limitation Policies, as disclosed in their prospectuses as updated from time to time.

2.              Monitoring for Compliance with Fund Trading Policies.

A group of MFS employees called the Fund Monitoring Group (“FMG”) is responsible for the day-to-day monitoring of Fund share transactions and for determining whether these transactions are in accordance with Fund Trading Policies, subject to oversight by and reporting to the Committee.

3.              Enforcement of Fund Trading Policies.

The FMG is responsible for the day-to-day enforcement of Fund Trading Policies, subject to oversight by and reporting to the Committee.  Where the FMG detects share trading activity which violates or may violate a Fund’s Specific Limitation Policies or General Limitation Policies or otherwise is determined by the FMG to be suspicious, the FMG is authorized by the Committee to take certain enforcement actions, as outlined on Appendix A (“Enforcement Actions”).

4.              Recordkeeping and Reporting.

The FMG maintains a daily log identifying transactions that the FMG has determined are or may be in violation of Fund Trading Policies, as well as a variety of reports showing the levels of various share transaction activities, and where appropriate the assessment of redemption fees.  Where the FMG takes Enforcement Action, it maintains records of the Enforcement Action taken.  These various records and reports are summarized or provided by the FMG to the Committee for its review at the Committee’s regular meetings, as well as communicated to Committee members as deemed necessary or appropriate by the FMG between meetings.

5.              Monitoring and Enforcement Limitations.

The Committee’s and FMG’s ability to effectively limit or prevent trading activity in contravention of Fund Trading Policies is performed in good faith on a best efforts basis, but is subject to certain limitations.  These limitations include the fact that Fund shares may be held on an omnibus accounts basis by retirement plans, through variable annuity or other insurance contracts or by financial intermediaries which provide participant-level recordkeeping services, where MFS does not have direct access to underlying account activity and is therefore not in a position to monitor this activity (or where applicable assess redemption fees) directly.  In addition, operating systems used by MFS and/or the industry in some cases do not have the capability to systematically monitor trading activity or assess redemption fees.  While financial intermediaries are required to submit Fund trade orders in accordance with the Funds’ policies and Securities and Exchange Commission rules, there does not currently exist a systematic way to ensure that those orders are received by the financial intermediary prior to the Funds’ trade order cut-off time for receiving that days’ net asset value.  The Securities and Exchange Commission has proposed rules to address some of these limitations, and the Committee expects that over time and with the adoption of these rules it will be in a better position to effectively limit or prevent trading activity in contravention of Fund Trading Policies.

B. RECORDKEEPING AND ONGOING REVIEW

1. Record Keeping

All records required to be maintained under these Procedures must be retained for a period not less than 6 years, the first two years in an easily accessible place.

2. Ongoing Review of Appropriateness of Procedures

These Procedures will be reviewed periodically by the Committee and revised as deemed necessary or appropriate.  Any material changes to these Procedures shall be reported to the MFS Risk and Compliance Committee at its next regularly scheduled meeting.

APPENDIX A

Enforcement Actions

a)             Stop — If the FMG determines that trading violates Fund Trading Policies, a Stop will be placed on the account preventing the accountholder from making further purchases into the account.  The accountholder will be sent a letter explaining the actions that have been taken on the account. In the case where an intermediary services the account, such as an omnibus account, the intermediary will be requested to take action on the account and supply MFS with proof that the action has been taken.

b)             Cancel - If the FMG determines that trading violates Fund Trade Policies, any additional purchases that are made prior to stops being placed on accounts will be cancelled.

c)              Warning - Accountholders will generally be sent warning letters on transactions prior to reaching a Specific Limitation Policy, unless determined unnecessary by the Committee.  These letters will explain that they will be allowed one more exchange out prior to having a stop purchase placed on their account.  In the case where an intermediary services the account, such as an omnibus account, the intermediary will be requested to take action on the account and supply MFS with proof that the action has been taken.  Additionally, for trading activity that the FMG determines may violate a General Limitation Policy, a determination will be made on whether to place a stop on the account or send a warning letter to the accountholder.

d)             Watch - In certain situations it may not be determinable if trading in violation of Fund Trading Policies is occurring.  In these cases the FMG will take no action on the account but will watch the account for a period of time to gain more evidence on whether it believes timing is taking place.

e)              Passed Activity - Suspicious activity identified, through one of the monitoring tools, and determined not to be in violation of Fund Trading Policies, is considered “Passed activity.”